Xcorporeal to Present at The UBS 2007 Global Life Sciences Conference in New York City on September 25th

LOS ANGELES—Sept. 24, 2007—Xcorporeal, Inc. today announced that it will be presenting at The UBS 2007 Global Life Sciences Conference in New York City on Tuesday, September 25th, 2007 at 8:00 AM Eastern Time. Winson W. Tang, MD, FACP, Chief Operating Officer of the Company, will be presenting. The conference will be held at The Grand Hyatt New York at Park Avenue and Grand Central, New York City. The Company’s audio portion of its presentation will also be webcast live and archived for future reference at the UBS Investment Bank website www.ibb.ubs.com.

About Xcorporeal, Inc.

Xcorporeal is a medical device company developing an innovative platform of products that may potentially be used in devices which replace the function of various human organs. The platform leads to four initial products; devices for home and hospital renal replacement therapy (RRT), the Wearable Artificial Kidney (WAK), and an application for ultrafiltration treatments of patients with congestive heart failure (CHF). These devices will provide patients with improved, efficient and cost effective therapy. The WAK is a revolutionary device intending to enable patients with end-stage renal disease to achieve a quality of life closer to that of healthy individuals. A prototype of the ultrafiltration device and the WAK have been successfully tested in human subjects. The RRT markets represent multibillion dollar opportunities for Xcorporeal.

On August 10, 2007, Xcorporeal announced a definitive merger agreement with CT Holdings Enterprises, Inc. (OTCBB: CTHE), pursuant to which Xcorporeal will emerge as the surviving entity.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the medical device industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Investors are urged to read the joint information statement/prospectus for the merger filed with the Commission because they contain important information

Investors can get the documents for free at the Commission's web site. They also are available free from Investor Relations, CT Holdings Enterprises, Inc., 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201, (214) 750-2454, or Investor Relations, Xcorporeal, Inc., 11150 Santa Monica Blvd., Suite 340, Los Angeles, CA 90025, (310) 424-5668.

Company Contact

Robert Weinstein
Chief Financial Officer
Xcorporeal, Inc.
Tel.: 310.424.5738